FORBEARANCE AGREEMENT

         THIS AGREEMENT is made effective 28th day of February, 2005, by and among H&M STEEL, INC., an Oklahoma corporation (the "Borrower"), DAVID R. PAYNE, J. ANDREW MOORER, and STRUCTURAL HOLDINGS, INC., an Oklahoma corporation (hereinafter collectively referred to as the "Guarantors" and individually referred to as a "Guarantor"), DEEP FORK, LLC, an Oklahoma limited liability company (the "Subordinated Creditor"), and BANCFIRST, an Oklahoma banking corporation (the "Lender").

WITNESSETH:

        WHEREAS, the Lender has previously made a loan to the Borrower in the original face amount of$300,000.00 (the "Loan"), which is evidenced and or secured by certain instruments and documents executed in connection therewith (the "Loan Documents") including, without limitation, the following:

(i)	Business Loan Agreement (Asset Based) executed by the Borrower and the Lender (the "Loan Agreement");

(ii)	Promissory Note in the face amount of $300,000.00 payable to the order of the Lender and executed by the Borrower (the "Note");

(iii)	Commercial Security Agreement executed by the Borrower in favor of the Lender;

(iv)	Three Commercial Guaranties, each executed by a Guarantor in favor of the Lender (each, a "Guaranty"); and

(v)	Subordination Agreement executed by the Borrower and the Subordinated Creditor (the "Subordination Agreement") each of which is dated April 13, 2004; and

        WHEREAS, the Loan is in default, and the Borrower and Guarantors have requested that the Lender forbear in enforcement of its rights and remedies under the Loan Documents, and the Lender is willing to so forbear in accordance with the terms and provisions of this Agreement;

        NOW, THEREFORE, IN CONSIDERATION of the Lender's agreement to forbear in its enforcement of its rights and remedies under the Loan Documents in accordance with the terms and provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.  Default. The Borrower and the Guarantors hereby acknowledge and agree that the Loan is in default as a result of Borrower's failure to comply with the Borrowing Base requirements and provisions of the Loan Agreement (the "Existing Default").

        2.  Note Balance. The parties acknowledge and agree that the unpaid principal balance of the Note is $129,923.00 as of the date hereof with interest accrued thereon from and after January 13, 2005.

        3.  Borrower's Agreements. The Borrower acknowledges and agrees that the Loan and the Loan Documents remain in full force and effect except only to the extent that the same may be specifically modified by this Agreement. As the major consideration for the Lender to agree to forbear in its enforcement of the Loan Documents, the Borrower agrees to perform each of the following:

3.1	Initial Payment. On or before February 28, 2005, the Borrower will pay the Lender the sum of $20,000.00 as a principal reduction on the Note, plus all accrued and unpaid interest on the Note.

3.2

Subsequent Payments. The unpaid principal balance of the Note, after payment of the amount required in paragraph 3.1, will be paid by the Borrower in six equal installments in the amount of$18,320.50 each, commencing on March 31, 2005, and continuing on the last day of each calendar month thereafter through and including August 31, 2005. Interest accrued on the unpaid principal balance of the Note will be paid by the Borrower at the time of and in addition to each such principal installment. Absent default hereunder or further default under the Loan Documents, the entire unpaid principal balance of the Note and all accrued and unpaid interest thereon will be due and payable on August 31, 2005.

3.3

Financial Reporting. The Borrower will provide to the Lender (i) the Borrower's current monthly and year to date balance sheet and profit and loss statement within 45 days after each month end, (ii) the Borrower's weekly account receivable and account payable listing and aging in form and substance satisfactory to the Lender by Tuesday of each following week, and (iii) a current financial statement covering each Guarantor by March 1, 2005.

        4.  Guarantors' Agreements. Each Guarantor acknowledges and agrees that its Guaranty of the Loan is unaffected by the terms and provisions of this Agreement and that each such Guaranty is and shall remain in full force and effect in accordance with its terms and provisions as a guaranty of the Loan as modified by this Agreement.

        5.  Subordinated Creditor's Agreements. The Subordinated Creditor agrees that the Subordination Agreement is unaffected by the terms and provisions of this Agreement and shall remain in full force and effect in accordance with its terms and provisions as it relates to the Loan as modified by this Agreement.

        6.  Lender's Agreements. So long as Borrower fully performs its agreements hereunder and no default by the Borrower occurs under the terms and provisions of this Agreement, and no default other than the Existing Default occurs under the terms and provisions of the Loan Documents, the . Lender agrees (i) to forbear in enforcement of its rights and remedies under the Loan Documents as a result of the Existing Default, and (ii) to forbear in charging the after-default interest rate on the Loan, as provided in the Note. In the event of any default under the terms and provisions of this Agreement, or in the event of any default under the Loan Documents other than the Existing Default, the Lender shall be entitled to exercise any or all rights and remedies it may have under the Loan Documents or applicable law.

        7.  Further Agreements. The parties further agree (i) the Lender retains all rights and remedies it has pursuant to the Loan Documents including, without limitation, its security interests in collateral pursuant thereto, (ii) the Loan will no longer be subject to a Borrowing Base, as provided' in the Loan Agreement, and (iii) the Lender shall have no obligation to make any further advances under the Note.

        8. Binding Effect. This Agreement shall be binding upon and enforceable by each of the parties hereto and their respective heirs, personal representatives, successors and assigns. The Loan and each of the Loan Documents shall continue in full force and effect in accordance with their original terms except as specifically modified by this Agreement.

        IN WITNESSWHEREOF, the parties have executed this instrument effective the date first above written.
H & M STEEL, INC., an Oklahoma corporation

By: /s/ J. Andrew Moorer
J. Andrew Moorer, President

(the "Borrower")

/s/ David R. Payne
DAVID R. PAYNE

/s/ J. Andrew Moorer
J. ANDREW MOORER

STRUCTURAL HOLDINGS, INC., an Oklahoma corporation

By:/s/ David R. Payne
David R. Payne, President

(the "Guarantors")

DEEP FORK, LLC, an Oklahoma limited liability company

By: /s/ J. Andrew Moorer Manager

(the "Subordinated Creditor")

BANCFIRST, an Oklahoma banking corporation
By:/s/ E. G. Alexander E. G. Alexander, Senior Vice President

(the "Lender")